Exhibit 99

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pennsylvania 15272 USA
www.ppg.com

News	Contact:
Jack Maurer
412-434-2181
jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740
vmorales@ppg.com

PPG’s first quarter sales increase 41 percent, setting all-time record

SigmaKalon acquisition, global presence bolster growth despite difficult U.S. economy

PITTSBURGH, April 17, 2008 – PPG Industries (NYSE:PPG) today reported record sales for the first quarter of $3.7 billion, surpassing the prior year’s first quarter results by 41 percent. First quarter net income was $100 million, or 61 cents per share, comprising net income from continuing operations of $87 million, or 53 cents per share, and income from discontinued operations, net of tax, of $13 million, or 8 cents per share.

Reported net income from continuing operations includes non-recurring acquisition-related costs of $89 million aftertax, or 54 cents per share, stemming from the company’s Jan. 2, 2008, acquisition of the SigmaKalon Group. Adjusted net income from continuing operations was $176 million, or $1.07 per share, as detailed below. The company’s tax rate on income from continuing operations for the quarter was 30 percent.

PPG’s sales for the first quarter 2007 were $2.6 billion. First quarter net income was $194 million, or $1.17 per share, comprising net income from continuing operations of $176 million, or $1.06 per share, and income from discontinued operations, net of tax, of $18 million, or 11 cents per share. Net income from continuing operations included an aftertax charge of $5 million, or 3 cents per share, to reflect the net increase in the value of the company’s obligation under its proposed asbestos settlement agreement, which is subject to pending court proceedings. Adjusted net income from continuing operations was $181 million, or $1.09 per share. The company’s tax rate on income from continuing operations was 23 percent.

“We are very pleased to have delivered solid organic growth despite a slowdown in the overall U.S. economy,” said Charles E. Bunch, PPG chairman and chief executive officer. “We achieved this growth due, in part, to our prior investments in coatings, optical products and emerging regions, which have strengthened our overall portfolio. In addition, the recent acquisition of SigmaKalon contributed to our record first quarter results. This business, which we are successfully integrating, has exceeded our expectations.”

Bunch noted that a key measure of the company’s growth is its total business segment earnings, which increased 17 percent.

“Looking ahead, while we will likely continue to experience a difficult North American economy, we remain confident in our ability to grow both sales and earnings. This is due to our leading products and technologies, and because we have significantly broadened our geographic presence. In fact, the United States and Canada now account for only about 45 percent of our total sales,” Bunch said. “We are focused on improving our already strong cash generation, and we intend to use this cash to continue to grow earnings, initially through paying down debt.”

Performance Coatings segment sales in the first quarter increased $259 million, or 30 percent, as a result of the SigmaKalon and Barloworld acquisitions, the positive impact of stronger foreign currencies, increased selling prices and improved volumes. Segment earnings were comparable to last year, as favorable manufacturing costs and currency were offset by growth-related expenses. Stronger price gains were offset by inflation in raw materials, transportation and other costs.

Industrial Coatings segment sales for the quarter increased $189 million, or 22 percent, as a result of the SigmaKalon acquisition, stronger foreign currencies and improved volumes in all businesses. The segment experienced volume declines in North America that were more than offset by improved volumes in all other regions. Segment earnings were flat. The positive impact of higher sales volumes, stronger foreign currencies, acquisitions and lower manufacturing costs were offset by inflation and higher costs to support growth.

Architectural Coatings EMEA (Europe, Middle East and Africa) is a newly formed segment comprising about 70 percent of acquired SigmaKalon sales. Segment sales for the quarter were $536 million. Historically, first quarter sales have represented about 20 percent of the annual sales of this business, and the level in 2008 reflects low-to-mid single-digit growth year over year, excluding the favorable impact of currency. Segment earnings were $9 million, which included most of the $20 million of amortization expense related to acquired intangible assets.

Optical and Specialty Materials segment sales for the quarter increased $44 million, or 18 percent, as a result of improved volumes, particularly in the optical products business. Stronger foreign currencies and increased selling prices also added to growth. Segment earnings were up $11 million due to higher sales volumes and despite higher advertising expenses related in part to the launch of Transitions Optical’s next-generation lens product.

Commodity Chemicals segment sales for the quarter increased $52 million, or 14 percent, due primarily to increased selling prices. Segment earnings improved by $24 million, as higher selling prices and lower manufacturing costs more than offset the impact of inflation.

Glass segment sales increased $8 million, or 3 percent, based on the positive impact of stronger foreign currencies and increased selling prices. These were slightly moderated by lower sales volumes. Segment earnings improved by $13 million due to lower manufacturing costs. The absence of a prior year write-off of an investment in a fiber glass joint venture offset the negative impact of inflation.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company has more than 150 manufacturing facilities and equity affiliates and operates in more than 60 countries. PPG’s sales in 2007 were $11.2 billion. SigmaKalon, a worldwide coatings producer based in Uithoorn, Netherlands, that PPG acquired Jan. 2, 2008, had 2007 sales of $2.9 billion. PPG shares are traded on the New York Stock Exchange (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

Financial commentary from William H. Hernandez, senior vice president, finance, and chief financial officer, regarding first quarter 2008 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, April 25. The commentary will also be available on PPG’s Web site (www.ppg.com) at Investor Center, 1st Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Investor Center on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, difficulties in integrating acquired businesses and achieving expected synergies there from, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Discontinued Operations

In the third quarter 2007, PPG signed agreements to sell its automotive OEM glass and automotive replacement glass and services businesses, now collectively called the automotive glass and services (AG&S) businesses, as well as its fine chemicals business. The sale of the fine chemicals business closed in the fourth quarter 2007. The contract the company had entered into to sell its AG&S businesses has been terminated. The company intends to sell the AG&S businesses in 2008. As a result of these actions, historical financial results for the fine chemicals and AG&S businesses are reported as discontinued operations.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of the company’s operating performance is enhanced by the disclosure of net income and earnings per share adjusted for nonrecurring charges and earnings, which PPG’s management considers useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per share adjusted for these nonrecurring items are not recognized financial measures determined in accordance with United States generally accepted accounting principles (“GAAP”) and should not be considered a substitute for net income or earnings per share or other financial measures as computed in accordance with GAAP. In addition, net income and earnings per share adjusted for the nonrecurring items may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the first quarter 2008 and 2007:

Regulation G Reconciliation – Results From Operations

($ in Millions, except per share amounts)

	Continuing		Discontinued		Total
First Quarter – 2008	$	EPS	$	EPS	$	EPS
Net Income as Reported	$87	$0.53	$13	$0.08	$100	$0.61
Acquisition-Related Costs	89	0.54	—	—	89	0.54

Adjusted Net Income	$176	$1.07	$13	$0.08	$189	$1.15

	Continuing		Discontinued		Total
First Quarter – 2007	$	EPS	$	EPS	$	EPS
Net Income as Reported	$176	$1.06	$18	$0.11	$194	$1.17
Asbestos Settlement – Net	5	0.03	—	—	5	0.03

Adjusted Net Income	$181	$1.09	$18	$0.11	$199	$1.20

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended March 31
	2008	2007
Net sales	$3,720	$2,632
Cost of sales, exclusive of depreciation and amortization (Note A)	2,424	1,677
Selling and other	933	583
Depreciation	107	78
Interest	66	22
Amortization	34	14
Asbestos settlement - net	—	9
Other - net (Note B)	(6)	(2)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST (Notes A and B)	162	251
Income tax expense	49	57
Minority interest	26	18

INCOME FROM CONTINUING OPERATIONS	87	176
Income from discontinued operations, net of tax	13	18

NET INCOME	$100	$194

Earnings per common share
Income from continuing operations	$0.53	$1.07
Income from discontinued operations	$0.08	$0.11

NET INCOME	$0.61	$1.18

Earnings per common share - assuming dilution
Income from continuing operations	$0.53	$1.06
Income from discontinued operations	$0.08	$0.11

NET INCOME	$0.61	$1.17

Average shares outstanding	164.5	164.6

Average shares outstanding - assuming dilution	165.6	165.9

Note A:

Includes expense of $94 million in the three months ended March 31, 2008 for the flow-through cost of sales of the step up to fair value of inventory related to the SigmaKalon acquisition.

Note B:

Includes expense of $23 million in the three months ended March 31, 2008 for the write-off of in-process research and development related to the SigmaKalon acquisition.

BALANCE SHEET HIGHLIGHTS (unaudited)

	March 31 2008	December 31 2007
	(millions)
Current assets:
Cash and cash equivalents	$298	$526
Cash held in escrow (Note A)	12	1,706
Receivables - net (Note B)	3,433	2,398
Inventories (Note B)	1,977	1,368
Other (Note B)	722	650
Assets held for sale	507	488

Total current assets	$6,949	$7,136

Current liabilities:
Short-term debt and current portion of long-term debt	$805	$1,819
Asbestos settlement	579	593
Accounts payable and accrued liabilities (Note B)	3,003	2,150
Liabilities of businesses held for sale	105	99

Total current liabilities	$4,492	$4,661

Long-term debt	$3,639	$1,201

Note A:

Includes $1,673 million that was borrowed late in the fourth quarter 2007 to finance the SigmaKalon acquisition and was held in escrow at December 31, 2007 and released from escrow when the transaction closed on January 2, 2008.

Note B:

Receivables - net, inventories and other current assets less accounts payable and accrued liabilities acquired as part of SigmaKalon on January 2, 2008 totaled $460 million.

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended March 31
	2008	2007
	(millions)
Net sales
Performance Coatings	$1,114	$855
Industrial Coatings	1,058	869
Architectural Coatings EMEA	536	—
Optical and Specialty Materials	295	251
Commodity Chemicals	423	371
Glass	294	286

TOTAL	$3,720	$2,632

Segment income
Performance Coatings	$120	$121
Industrial Coatings	95	95
Architectural Coatings EMEA	9	—
Optical and Specialty Materials	74	63
Commodity Chemicals	68	44
Glass	19	6

TOTAL	385	329
Legacy costs (Note A)	(10)	(11)
Acquisition - related costs (Note B)	(117)	—
Asbestos settlement - net	—	(9)
Interest - net (Note C)	(59)	(19)
Unallocated stock based compensation (Note D)	(9)	(9)
Other unallocated corporate expense	(28)	(30)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$162	$251

Note A:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring.

Note B:

Represents costs related to the SigmaKalon acquisition, including $94 million of the flow-through cost of sales of the step up to fair value of acquired inventory and $23 million for the write-off of in-process research and development. These costs are considered to be unusual and non-recurring and will not reduce the segment earnings used to evaluate the performance of the operating segments.

Note C:

The increase in Interest - net for the three months ended March 31, 2008 as compared to March 31, 2007 is due to increased interest costs related to the financing of the SigmaKalon acquisition.

Note D:

Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.